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                                                                    EXHIBIT 99.1

FOR IMMEDIATE RELEASE                             Contact:  Gregory T. Strzynski
June 4, 2002                                      Phone:  989-725-8354



       SPORTS RESORTS INTERNATIONAL, INC. APPOINTS CRAIG B. PARR TO BOARD/
         EVALUATES KNOXVILLE, TENNESSEE AS POSSIBLE PRODUCTION LOCATION


OWOSSO, Mich., June 4, 2002/PRNewswire/ -- Sports Resorts International, Inc. (the "Company") (Nasdaq Smallcap: SPRI) announces that Craig B. Parr has been elected to the Board of Directors and appointed Vice-Chairman. Mr. Parr will stand for election at the 2002 Annual Meeting of Shareholders to be held later this year. He has been involved in the automobile industry for nearly four decades. He was Executive VP of Operations of Durakon Industries, a Lapeer, Mich., manufacturer of truck bedliners from 1996 to 2001. Additionally, Mr. Parr was employed by General Motors for 28 years where he managed various vehicle assembly and component operations. Mr. Parr's primary responsibility will be to lead the Company's plans to design, engineer and manufacture cargo management systems for use in OEM product offerings.

In addition, the Company is currently evaluating the greater Knoxville, Tenn., area for possible sites to set up manufacturing operations for its recently announced cargo management system initiative.

"The greater Knoxville area offers significant advantages including its favorable geographic location to the nation's interstate highway system and the central population of the U.S., as well as readily available cost effective power supplies. Additionally, Tennessee enjoys distinct tax advantages as compared to many other northern states," said Mr. Parr.

Initial products under consideration for the new plant site include pick-up truck bedliners and hard tonneau covers for OEM installation.

Currently, the Company -- through its subsidiaries --manufactures and sells bedliners and other truck accessories in the aftermarket, and the ownership and operation of a multi-purpose motor sports facility located near Brainerd, Minn.

Certain statements included in this press release are "forward-looking" statements, such as those relating to anticipated events or activities. The Company's performance and financial results could differ materially from those reflected in the forward-looking statements due to financial, economic, regulatory and political factors as described in the Company's filings with the Securities and Exchange Commission. Therefore, current or prospective investors are cautioned not to place undue reliance on any such forward-looking statements. The Company does not undertake any obligation to publicly update or revise any forward-looking statements, whether as a result of new information or future events.

For further information contact Investor Relations or Gregory T. Strzynski, Chief Financial Officer (Phone: 989-725-8354)